Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

(and Addendum to Various Loan Documents)

This Amended and Restated Loan Agreement (this “Agreement”) is made as of July 29, 2022, among INTERNATIONAL BANK OF COMMERCE, an Oklahoma banking corporation, successor in interest to International Bank of Commerce, a Texas state banking association (together with its successors and assigns, “Lender”), and GREYSTONE LOGISTICS, INC., an Oklahoma corporation (“Greystone Logistics”), and GREYSTONE MANUFACTURING, L.L.C., an Oklahoma limited liability company (“Greystone Manufacturing” and, together with Greystone Logistics, the “Borrowers”).

NOW THEREFORE, Lender and Borrowers agree as follows:

ARTICLE I

ORIGINAL AGREEMENT; DEFINED TERMS; CONSTRUCTION

SECTION 1.01 Original Agreement. It is the desire and intention of the Parties that this Agreement amend and restate the Loan Agreement dated January 31, 2014, between Lender and Borrowers, as it has been amended (the “Original Agreement”) in its entirety. Accordingly, and without limitation of the foregoing, the terms, provisions, representations, warranties, covenants, agreements and conditions contained in the Original Agreement shall hereafter be governed in all respects by this Agreement and any amendments, restatements, supplements or other modifications hereto. The obligations of the parties under the Original Agreement are continued in and amended and restated by, but not terminated or novated by, this Agreement.

SECTION 1.02 Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth below:

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise. Specifically excluded from the definition of “Affiliate” is Kruger Family Industries, LLC and its subsidiaries.

“Borrowers” has the meaning assigned to such term in the preamble.

“Borrowing Base” means the sum of (a) 80% of the balance due on Eligible Receivables, and (b) the lesser of (i) 50% of the value of Eligible Inventory, and (ii) $2,000,000. The balance due on Eligible Receivables shall not include the amount of any counterclaims or offsets that have been or may be asserted against one or more Borrowers by the account debtor (including offsets for any “contra accounts” owed by a Borrower to the account debtor for goods purchased by a Borrower or for services performed for a Borrower) or to the extent any counterclaims, offsets or contra accounts exist in favor of the account debtor, such amounts shall be deducted from the account balance. The account balance shall exclude the amount of any finance or service charges payable by the account debtor.

“Cash Flow” means, as to Borrowers for any period, on a consolidated basis, (a) income before income tax for such period less income taxes actually paid during such period, (b) less gain or plus loss from discontinued operations and extraordinary items for such period, (c) plus depreciation, depletion, and amortization expense for such period, (d) plus interest expense on all Debt for such period, and (e) minus dividends, redemptions, and similar distributions made or paid by a Borrower on common or preferred equity during such period.

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“Change of Control” means (a) any change in capital ownership such that there is a material change, as determined by Lender in its sole discretion, in the direct or indirect ownership of (i) Greystone Logistics’ outstanding preferred stock, or (ii) any equity interest in Greystone Manufacturing, or (b) Kruger ceases to be actively involved in the management of Greystone Logistics as President and/or Chief Executive Officer.

“Collateral” has the meaning assigned to such term in Section 4.01.

“Collateral Access Agreement” means an agreement, in form and substance satisfactory to Lender, between Lender and any third party (including any bailee, consignee, customs broker, or other similar party) in possession of any Collateral or any landlord of any real property where any Collateral is located, pursuant to which such third party waives any Lien as to such Collateral, acknowledges Lender’s security interest in such Collateral, and agrees to provide Lender with access to such Collateral upon the occurrence and during the continuation of any Event of Default, as such agreement may be amended, restated, or otherwise modified from time to time.

“Debt” means any indebtedness, liabilities and obligations, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and that is required to be classified as debt on the balance sheet of Borrowers pursuant to GAAP.

“Debt Service Coverage Ratio” means, as of any calculation date, the ratio of Cash Flow for the four trailing quarters ending on such calculation date, to the sum of the current portion of Borrowers’ long-term Debt as of such calculation date, plus interest expense of Borrowers on all Debt for the four trailing quarters ending on such calculation date.

“Default” means any event or circumstance that with notice or the passage of time (or both) would constitute an Event of Default.

“EBIDA” means, as to Borrowers for any period, net income plus income tax provision for such period, less income taxes actually paid during such period, less gain or plus loss from discontinued operations and extraordinary items for such period, plus interest expense for such period, and plus depreciation, depletion and amortization for such period.

“Eligible Inventory” means inventory that satisfies all the following requirements:

(a) The inventory is owned by a Borrower free of any title defects or any Liens or interests of others except the Liens in favor of Lender and Permitted Liens.

(b) The inventory is located at locations (i) that Borrowers have disclosed to Lender, (ii) that are reasonably acceptable to Lender and (iii) if leased or otherwise not owned by a Borrower, as to which the applicable landlord or sublessor or the like, has executed a Collateral Access Agreement in favor of Lender. If the inventory is covered by a negotiable document of title (such as a warehouse receipt), that document has been delivered to Lender.

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(c) The inventory is not in transit (other than inventory in transit between locations of Borrowers).

(d) The inventory is held for sale or use in the ordinary course of Borrower’s business and is of good quality. Display items, work-in-process, parts, raw materials, samples, and packing and shipping materials are not acceptable. Inventory that is obsolete, unsalable, damaged, defective, used, discontinued or slow-moving, or that has been returned by the buyer, is not acceptable.

(e) The inventory is covered by insurance as required by this Agreement.

(f) The inventory is not subject to any licensing or other agreements that would prohibit or restrict in any way the ability of Lender to sell the inventory to third parties.

(g) The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

(h) The inventory is not placed on consignment.

“Eligible Receivable” means an account receivable that satisfies the following requirements:

(a) The account has resulted from the sale of inventory by a Borrower in the ordinary course of business and without any further obligation on the part of any Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b) There are no conditions that must be satisfied before the applicable Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c) The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d) The account represents a genuine obligation of the account debtor for goods sold to and accepted by the account debtor, and to the extent any credit balances exist in favor of the account debtor, such credit balances shall be deducted from the account balance.

(e) One or more Borrowers has sent an invoice to the account debtor in the amount of the account.

(f) Borrowers are not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the account debtor’s obligation to pay the account.

(g) The account is owned by one or more Borrowers free of any title defects, Liens or interests of others except the Liens in favor of Lender and Permitted Liens.

(h) The account debtor upon the account is not any of the following:

(i) an Affiliate of a Borrower, or an entity that has common officers or directors with a Borrower;

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(ii) the U.S. government or any agency or department of the U.S. government unless Lender agrees in writing to accept the obligation, Borrowers comply with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrowers;

(iii) any state, county, city, town or municipality or any agency thereof; or

(iv) Any Person located in a foreign country unless (A) the account is covered by foreign credit insurance policy issued by the Export Import Bank of the United States and (B) the account is otherwise an Eligible Receivable.

(i)	The account is not in default. An account will be considered in default if:

(i) the account is not paid (A) in the case of any account owing by Anheuser Busch Companies, LLC or its subsidiaries, within 120 days from its invoice date, (B) in the case of Molson Coors Brewing Company or its subsidiaries, within 120 days from its invoice date or (C) in the case of all other accounts, within the earlier of (1) 60 days from its due date as stated on the original invoice and (2) 120 days from its original invoice date;

(ii) the account debtor makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii) any petition is filed by or against the account debtor under any bankruptcy law or any other law or laws for the relief of debtors.

(j) The account is not the obligation of an account debtor who is in default (as defined in clause (i) above) on twenty percent (20%) or more of the accounts (as measured by account balance) upon which such account debtor is obligated.

(k) The account does not arise from the sale of goods that remain in a Borrower’s possession or under a Borrower’s control.

(l) The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to a Borrower under any other obligation that is evidenced by a promissory note.

“Equity Interests” means, with respect to any Person, (a) all of the shares of capital stock of (or other ownership, membership, partnership or profit interests in) such Person, (b) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership, partnership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership, partnership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all of the other ownership, membership, partnership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“ERISA” means the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated thereunder.

“Event of Default” has the meaning assigned to such term in Section 9.01.

“Funded Debt” means all Obligations.

“GAAP” means generally accepted accounting principles in the United States applicable to commercial entities as set forth in the U.S. GAAP Accounting Standards Codification issued by the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Greystone Logistics” has the meaning assigned to such term in the preamble.

“Greystone Manufacturing” has the meaning assigned to such term in the preamble.

“Greystone Real Estate” means Greystone Real Estate, L.L.C., an Oklahoma limited liability company.

“Greystone Real Estate Loan” means the loan that is the subject of the Greystone Real Estate Loan Agreement.

“Greystone Real Estate Loan Agreement” means the Loan Agreement dated January 31, 2014, between Greystone Real Estate and Lender, whereby Lender agreed to extend to Greystone Real Estate a term loan in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00), subject to the terms and conditions set forth therein, as the same has been or may be amended, extended or restated from time to time.

“Hazardous Substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

“iGPS Lease Advance” has the meaning assigned to such term in Section 2.2(a).

“iGPS Leases” means those various agreements described as follows (a) that certain Master Equipment Lease Agreement dated May 1, 2016, by and among iGPS Logistics LLC, a Delaware limited liability company, and Greystone Manufacturing, with all related Equipment Lease Schedules including (i) attached Schedules 1 and 2, each describing the following: “1 Milacron MG3300-1390; Injection Molding Machine; 1Set; iGPS Pallet Mold; 48x40 Pallet”; (ii) Schedule 3: “1 Milacron MG3300-1390; Injection Molding Machine; 1Set; iGPS Pallet Mold; 48X40 Pallet”, executed on 3.8.3018 and 3.9.2018; (iii) Schedule 3 (s/b Schedule 4): “1 Milacron MG3300-1390; Injection Molding Machine Serial Number M7901AB030038 (PO PPY00043190)”, executed on 9.7.2018 and 9.10.2018; (iv) Schedule 5: “1 Milacron MG3300-1390; Injection Molding Machine; 1Set; iGPS Pallet Mold; 48X40 Pallet”, executed 1.9.2019; (b) Assignment and Acknowledgment of Assignment dated December 22, 2017, by and between First National Capital, LLC, iGPS Logistics LLC and Greystone Manufacturing, related to the sublease to Greystone Manufacturing of the equipment described therein; (c) Assignment and Acknowledgment of Assignment dated August 30, 2018, by and between First National Capital, LLC, iGPS Logistics LLC and Greystone Manufacturing, related to the sublease to Greystone Manufacturing of the equipment described therein; and (d) Assignment and Acknowledgment of Assignment dated November 19, 2019, by and between First National Capital, LLC, iGPS Logistics LLC and Greystone Manufacturing, related to the sublease to Greystone Manufacturing of the equipment described therein.

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“Kruger” means Warren F. Kruger, an individual.

“Law” means all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

“Leased Real Property” means the real property described in the Real Property Leases.

“Lender” has the meaning assigned to such term in the preamble.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to it or any other arrangement with such creditor that provides for the payment of such Debt out of such property or assets or that allows it to have such Debt satisfied out of such property or assets before the satisfaction of general creditors of the owner of such property or assets, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action that could serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loans” means the Revolving Loan, Term Loan A and Term Loan B.

“Loan Documents” means this Agreement, the Notes, the Security Agreements, all guaranties, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Lender, and all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of a Borrower or any Obligor and delivered to Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. The term “Loan Documents” as used in this Agreement does not include the Greystone Real Estate Loan Agreement.

“Notes” means the Revolving Note, Term Note A and Term Note B.

“Obligations” means all Debt from time to time owing from a Borrower or any Obligor to Lender under or pursuant to any of the Loan Documents or any transaction contemplated thereby, including without limitation, all principal, interest, fees, expenses, costs, indemnities, performance obligations, and all amounts necessary to repay or prepay the Loans.

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“Obligor” means (a) any guarantor or (b) any other Person pledging Collateral to Lender to secure any or all of the Obligations.

“Original Agreement” has the meaning provided in Section 1.01.

“Permitted Liens” means (i) mechanics’ and materialmen’s liens (and other similar Liens), and Liens under operating and similar agreements, to the extent the same relate to expenses incurred in the ordinary course of business and which are not yet due, (ii) statutory liens for taxes that are not yet delinquent, (iii) the Liens evidenced by the Security Instruments, (iv) other Liens (if any) in favor of Lender, (v) any other Liens consented to by Lender in writing, and (vi) Liens securing Debt permitted by Section 8.10(d) or Section 8.10(e).

“Person” means an individual, corporation, limited liability company, limited partnership, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Plan” means any plan subject to Title IV of ERISA and maintained for employees of any or all Borrowers, or of any member of a controlled group of corporations, as the term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which a Borrower is a part.

“Prior Term Notes” has the meaning assigned to such term in Section 2.05(b)(i)(A)

“Real Property Leases” means the following: (a) that certain Amended and Restated Lease dated March 1, 2011, between Greystone Real Estate and Greystone Manufacturing, related to 2600 Shoreline Drive, Bettendorf, IA, as it has been or may be amended, and (b) that certain Amended and Restated Lease dated January 18, 2011, between Greystone Real Estate and Greystone Manufacturing, related to 2601 Shoreline Drive, Bettendorf, IA, as it has been or may be amended.

“Reportable Event” means an event described in Section 4043(b) of ERISA.

“Revolving Commitment” has the meaning assigned to such term in ARTICLE II.

“Revolving Loan” has the meaning assigned to such term in ARTICLE II.

“Revolving Note” means the Promissory Note dated January 10, 2018, by Borrowers in favor of Lender in the amount of $4,000,000.00, as amended, modified, replaced, restated, extended or renewed from time to time, including without limitation pursuant to that certain Renewal, Extension and/or Modification and Release Agreement for Commercial Loans of even date herewith between Borrowers and Lender, in the amount of $6,000,000.00.

“Rosene” means Robert B. Rosene, Jr., an individual.

“Security Agreements” has the meaning assigned to such term in Section 4.01.

“Security Instruments” means, collectively, the Security Agreements and any other security agreement, mortgage, pledge, deed of trust that is executed by a Borrower or any Obligor in favor of Lender to secure the payment or performance of any of the Obligations.

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“Term Loan A” has the meaning provided in Section 2.02(a).

“Term Loan B” has the meaning provided in Section 2.02(b).

“Term Loans” means Term Loan A and Term Loan B.

“Term Note A” means the Promissory Note dated as of the date of this Agreement executed by Borrowers in favor of Lender in the outstanding principal amount of Term Loan A, as amended, modified, replaced, restated, extended or renewed from time to time.

“Term Note B” means the Promissory Note dated as of the date of this Agreement executed by Borrowers in favor of Lender in the original face amount of Term Loan B, as amended, modified, replaced, restated, extended or renewed from time to time.

“Term Notes” means Term Note A and Term Note B.

“Tribunal” means any municipal, state, commonwealth, federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

SECTION 1.03 Construction. The following rules of construction shall apply to this Agreement, unless the context otherwise requires: (a) all terms defined herein in the singular shall include the plural, as the context requires, and vice-versa; (b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be used in the construction of the content of this Agreement; (c) the term “or” is not exclusive; (d) the term “including” (or any form thereof) shall not be limiting or exclusive; and (e) references to any Article, Section, subsections or paragraph are to a numbered or lettered Article, Section, subsection or paragraph of this Agreement unless indicated otherwise.

ARTICLE II

THE LOANS

SECTION 2.01 Revolving Loan. Subject to the terms and conditions of this Agreement, during the availability period described below, Lender will continue to provide the revolving line of credit to Borrowers described in the Original Agreement, which will be increased as set forth in, and hereafter otherwise subject to, the terms of this Agreement (the “Revolving Loan”). Lender will make cash advances under the Revolving Loan from time to time during the availability period set forth in Section 2.03, subject to the other applicable terms of this Agreement. The amount of the Revolving Loan (the “Revolving Commitment”) shall be up to Six Million Dollars ($6,000,000.00). Borrowers agree not to permit the outstanding principal balance of cash advances under the Revolving Loan to exceed the lesser of (a) the Revolving Commitment, and (b) the Borrowing Base. If Borrowers at any time exceed either of these limits, Borrowers will immediately pay the excess to Lender.

SECTION 2.02 Term Loans. Lender previously advanced to Borrowers term loans under the Original Agreement (the “Existing Term Loans”). At and as of the closing, and subject to the conditions precedent and other provisions of this Agreement, Lender agrees to (i) consolidate the Existing Term Loans and extend additional credit, which together shall constitute “Term Loan A”, and (ii) establish an additional advancing term loan facility, which shall be “Term Loan B.”

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(a) “Term Loan A” shall be in the amount of $7,854,707.54, and shall consist of (i) the consolidation of the principal balance of all Existing Term Loans, in the aggregate amount of $2,669,891.67; (ii) the extension of additional credit to Borrowers in the amount of $1,912,828.89 to fund a portion of the purchase of the equipment subject to the iGPS Leases (the “iGPS Advance”); and (iii) the extension of additional credit to Borrowers in the amount of $3,271,986.98 to pay off all Debt of Borrowers (or either of them) to Rosene (the “Rosene Advance”).

(b) Lender does also hereby establish an advancing term loan facility for Borrower under which Borrower may obtain advances up to the aggregate principal amount of $7,000,000.00 (“Term Loan B”).

SECTION 2.03 Availability Period.

(a) The Revolving Loan is available in multiple disbursements from Lender between the date of this Agreement and July 29, 2024, subject to the applicable conditions set forth in ARTICLE VI. During such availability period, Borrowers may repay principal amounts under the Revolving Loan and reborrow them as provided herein.

(b) The iGPS Advance and Rosene Advance shall each be made in the form of one disbursement from Lender on the date of this Agreement, unless a Default or Event of Default has occurred. Amounts repaid under Term Loan A may not be reborrowed.

(c) Term Loan B is available in multiple disbursements between the date of this Agreement and the fifth anniversary thereof. Lender’s obligation to make any particular disbursement is conditioned on the satisfaction of the applicable conditions set forth in ARTICLE VI. Amounts repaid under Term Loan B may not be reborrowed.

SECTION 2.04 Repayment of Loans; Interest.

(a) The Revolving Loan is evidenced by, and Borrowers shall repay the Revolving Loan in accordance with, the Revolving Note. Interest will accrue on the outstanding principal balance of the Revolving Loan as described in the Revolving Note, except as otherwise provided in this Agreement.

(b) Term Loan A is evidenced by, and Borrowers shall repay Term Loan A in accordance with, Term Note A. Interest will accrue on the outstanding principal balance of Term Loan A as described in Term Note A, except as otherwise provided in this Agreement.

(c) Term Loan B is evidenced by, and Borrowers shall repay Term Loan B in accordance with, Term Note B. Interest will accrue on the outstanding principal balance of Term Loan B as described in Term Note B, except as otherwise provided in this Agreement.

(d) Borrowers may prepay any of the Loans at any time without any prepayment penalty or premium.

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SECTION 2.05 Addenda to Various Loan Documents. The various Loan Documents referenced below are hereby modified and supplemented as follows:

(a) Addendum to Revolving Note.

(i) The Revolving Note amends, restates and replaces, and evidences in part obligations that were previously incurred under, the Promissory Note dated April 15, 2019, in the face amount of $4,000,000.00 from the Borrowers in favor of Lender (as it has been extended and/or modified, the “Prior Revolving Note”), but the Revolving Note does not novate the Prior Revolving Note or extinguish the indebtedness evidenced by, or Borrowers’ indebtedness under, the Prior Revolving Note or any of the collateral security therefor.

(ii) The obligations under the Revolving Note shall have no demand feature, and Lender may only exercise its remedies thereunder if an Event of Default occurs and is continuing.

(b)	Addendum to Term Note A.

(i) Term Note A:

(A) Amends, restates and replaces, and evidences in part obligations that were previously incurred under, but is not a novation of, the promissory notes by Borrowers in favor of Lender that are outstanding as of the date of this Agreement, as they may have been amended (the “Prior Term Notes”), as follows:

(1) The Amended and Restated Promissory Note dated August 8, 2018, in the face amount of $3,832,155.60, referred to the Original Loan Agreement as Term Note A.

(2) The Promissory Note dated August 4, 2017, in the face amount of $1,795,000, referred to in the Original Loan Agreement as Term Note C.

(3) The Promissory Note dated January 10, 2018, in the face amount of $1,000,000, referred to in the Original Loan Agreement as Term Note E.

(4) The Promissory Note dated August 8, 2018, in the face amount of $3,600,000, referred to in the Original Loan Agreement as Term Note F.

(B) Also evidences Borrower’s obligations to repay the iGPS Advance and the Rosene Advance.

(C) Does not extinguish the indebtedness evidenced by, or Borrowers’ indebtedness under, the Prior Term Notes or any of the collateral security therefor.

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(ii) The obligations under Term Note A shall have no demand feature, and Lender may only exercise its remedies thereunder if an Event of Default occurs and is continuing.

(c) Addendum to Term Note B. The obligations under Term Note B shall have no demand feature, and Lender may only exercise its remedies thereunder if an Event of Default occurs and is continuing.

(d)	Addendum to Security Agreements.

(i) In Section II.1.g. of the Security Agreements, the following addresses are inserted in each such Security Agreement: 1613 East 15th Street, Tulsa, OK; 2600 and 2601 Shoreline Dr., Bettendorf, IA; and 3900 Elm Street, Bettendorf, IA.

(ii) The “Indebtedness” described in each Security Agreement shall include all the Obligations.

(iii) The Security Agreements amend, restate, and together replace that certain Security Agreement and Assignment dated January 31, 2014, between Borrowers and Lender (as it has been amended, the “Original Security Agreement”), but the Security Agreements do not extinguish the obligations originally described in and incurred under the Original Security Agreement or the liens and security interests described therein.

SECTION 2.06 Joint and Several Liability of Borrowers.

(a) Each of Borrowers hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties that all the Obligations are the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that a Borrower fails to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(b) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by a Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of a Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder that, but for the provisions of this Section 2.06, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.06, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.06 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.06 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to a Borrower or Lender. Borrowers’ joint and several liability hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of a Borrower or Lender.

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(c) The provisions of this Section 2.06 shall remain in effect until all the Obligations have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 2.06 will forthwith be reinstated and in effect as though such payment had not been made. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable bankruptcy, insolvency, assignment for the benefit of creditors or other debtor-relief Law.

ARTICLE III FEES

AND EXPENSES

SECTION 3.01 Fees. Borrowers agree to pay origination fees of (a) as to the Revolving Loan, .25% of the amount of the increase over the “Revolving Commitment” in the Original Loan Agreement, (b) as to term Loan A, .25% of the amount thereof that constitutes new advances as opposed to the refinance of existing loans, and (c) Term Loan B, .25% of the face amount thereof. These fees are due on the date of this Agreement. If Lender, in its discretion, agrees to waive or amend any terms of this Agreement, Borrowers shall, at Lender’s option, pay Lender a fee for each waiver or amendment in an amount advised by Lender at the time Borrowers request the waiver or amendment. Nothing in this paragraph obligates Lender to agree to any waiver or amendment requested by Borrowers. Lender may impose additional requirements as a condition to any waiver or amendment.

SECTION 3.02 Expenses. Borrowers agree to pay all reasonable costs and expenses incurred by Lender in connection with making the Loans and to reimburse Lender for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Such costs and expenses include, but are not limited to, reasonable attorneys’ fees, charges for title reports, recording and escrow charges, appraisal fees, fees for engineering or environmental services, and any other reasonable fees and costs for services, regardless of whether such services are furnished by Lender’s employees or by independent contractors.

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ARTICLE IV

COLLATERAL

SECTION 4.01 Collateral.

(a) All Obligations, including without limitation Borrowers’ obligations and indebtedness under this Agreement and the other Loan Documents, shall be secured by all assets of Borrower (together with any other collateral or security provided for the Obligations now or in the future, the “Collateral”), which includes the assets of Borrowers described in the three Security Agreements of even date herewith between Borrowers and Lender (the “Security Agreements”).

(b) The Security Agreements amend, restate and replace the Security Agreement and Assignment dated January 31, 2014, between Borrowers and Lender (the “Prior Security Agreement”). Accordingly, and without limitation of the foregoing, the terms, provisions, representations, warranties, covenants, agreements and conditions contained in the Prior Security Agreement shall hereafter be governed in all respects by the Security Agreements and any amendments, restatements, supplements or other modifications thereto. The obligations of the parties under the Prior Security Agreement are continued in and amended and restated by, but not terminated or novated by, the Security Agreements.

SECTION 4.02 Third-Party Reports; Inspections.

(a) At any time and from time to time Lender may, at Borrowers’ expense, obtain third-party reviews and reports pertaining to any or all of the Collateral, but unless a Default or Event of Default exists, Lender may only obtain one (1) third-party review and/or report pertaining to any or all of the Collateral per calendar year.

(b) Borrowers shall permit representatives appointed by Lender (including independent accountants, agents, attorneys, engineers, appraisers and any other Persons) to visit and inspect, during reasonable business hours, any of Borrowers’ property, including books of account, other books and records, and any facilities or other business assets. Borrowers shall permit representatives appointed by Lender (including independent accountants, agents, attorneys, appraisers and any other Persons) to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain. Borrowers shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loans and to discuss all such matters with its officers, employees and representatives.

SECTION 4.03 Marshalling, Etc. Each Borrower hereby waives any right it may have to require marshaling of assets or collateral for repayment of the Obligations or indebtedness under any other agreement with Lender if an Event of Default occurs. Upon any Event of Default, Lender may, at its option, realize or foreclose upon any of the Collateral or any portion or part of the Collateral in any order including, but not limited to, the property encumbered by the Security Instruments. Each Borrower waives any and all rights it may have under 12 Okla. Stat. § 686 or any other applicable Law that may require or arguably require Lender to proceed first against any Collateral or portion of the Collateral in lieu of or before proceeding upon any Collateral or portion thereof Lender may choose upon which to proceed first for satisfaction or partial satisfaction of the Obligations. Each Borrower also waives any right under 12 Okla. Stat. § 686 or under any other applicable Law to obtain credit for the fair market value of any Collateral, even if any or all of the Security Instruments are released by Lender, unless Lender forecloses any of the Security Instruments and any of the Collateral is sold at sheriff’s sale or by power of sale. The terms of this Section 4.03 shall survive any release of any or all of the Security Instruments and shall remain in effect among Lender and Borrowers as long as any Obligations are outstanding in any form.

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SECTION 4.04 Cross-Collateralization. Borrowers agree that the Collateral secures not only the Obligations but also all other debt and obligations of any or all Borrowers to Lender of every kind and character now existing or arising in the future in favor of Lender, whether of a like nature of those described in the Security Instruments or not, whether voluntary or otherwise, whether due or not due, direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether as maker, guarantor, surety, accommodation party or otherwise, and any renewals or extensions thereof, as well as any future advances made by Lender to any of them or by Lender on account of any of them or the property described in any security instrument, including without limitation any future advances made pursuant to the terms and provisions of any security instrument.

ARTICLE V

DISBURSEMENTS AND PAYMENTS

SECTION 5.01 Disbursements and Payments.

(a) Each payment by Borrowers will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by Borrowers. For payments not made by direct debit, payments will be made by mail to the address shown on Borrowers’ statement or by such other method as may be permitted by Lender.

(b) Lender may honor instructions for repayments given by any one of the individuals authorized to sign loan agreements on behalf of any of Borrowers, or any other individual designated by any one of such authorized signers.

(c) For any payment under this Agreement made by debit to a deposit account, Borrowers will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date Lender enters any such debit authorized by this Agreement, Lender may reverse the debit.

(d) Each disbursement by Lender and each payment by Borrowers will be evidenced by records kept by Lender.

SECTION 5.02 Direct Debit. Borrowers agree that on the date each payment of principal, interest, or both, and any fees from Borrowers becomes due (the “Due Date”), Lender may debit the amounts that will be due on that Due Date (the “Billed Amount”) from one or more of Borrowers’ accounts with Lender as designated in writing by Borrowers (the “Designated Account”). If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(iii) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.

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Borrowers will not be in default by reason of any such discrepancy.

(iv) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

(v) Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Lender will not pay Borrowers interest on any overpayment.

SECTION 5.03 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where Lender’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

ARTICLE VI

CONDITIONS

Before Lender is required to extend any credit to Borrowers under this Agreement, the following conditions precedent must be satisfied:

SECTION 6.01 Documents and Other Items. Lender must receive any documents and other items it reasonably requires, in form and content acceptable to Lender, including the following:

(a) Authorizations. Evidence that the execution, delivery and performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) Organizational and Governing Documents. A certificate of a knowledgeable representative of Borrowers relating to each Borrower’s organizational and governance documents.

(c) Good Standing. Certificates of good standing for each Borrower from their respective states of formation and from any other state in which a Borrower is required to qualify to conduct its business.

(d) Notes. Signed originals of each Note.

(e) Guaranty Agreements. Guaranty Agreements in favor of Lender signed by Kruger and Rosene (with addenda thereto), guaranteeing all Obligations, subject to certain limits.

(f) Security Agreements. A signed original of the Security Agreements.

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(g) Ratification of the Collateral Access Agreement. A Ratification of the existing Collateral Access Agreement between Lender and Greystone Real Estate relating to the Leased Real Property.

(h) Perfection and Evidence of Priority. Evidence that the Liens in favor of Lender are valid, enforceable, properly perfected in a manner acceptable to Lender and prior to all others’ rights and interests, except Permitted Liens and those Lender consents to in writing.

(i) Casualty and Other Insurance. Evidence of the casualty and other insurance coverage as required under this Agreement or the Security Instruments.

(j) Other Collateral Information. Such other documents, property information and other assurances as Lender may reasonably require concerning the Collateral.

SECTION 6.02 Additional Conditions Precedent. Satisfaction of all the following additional conditions precedent:

(a) Due Diligence. Completion satisfactory to Lender, in Lender’s sole discretion, of technical, financial, operational, environmental, land and legal due diligence regarding Borrowers and the Collateral.

(b) Payment of Fees. Payment of all fees, expenses and other amounts due and owing to Lender. If any fee is not paid in cash, Lender may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the proceeds of the Loans.

(c) Borrowing Base Certificate. An initial Borrowing Base Certificate setting forth the Borrowing Base as of the last day of the month before the date of this Agreement.

(d) Payoff Letters.

(i) A payoff letter in form acceptable to Lender stating the full payoff amount in regard to the iGPS Leases and confirming that all Liens that are or may be filed in regard to the iGPS Leases will be terminated concurrently with such payment.

(ii) A payoff letter in form acceptable to Lender stating the full payoff amount in regard to the existing loans to Borrowers, or either of them, by Rosene, and confirming that all Liens that are or may be filed in regard to such Debt will be terminated concurrently with such payment.

(e) Interest on Existing Term Loans. Borrower shall pay, from funds other than proceeds of any of the Loans, all unpaid accrued interest on the Existing Term Loans.

SECTION 6.03 Conditions to Subsequent Credit Extensions – Revolving Loan. The obligation of Lender to make any advance under the Revolving Loan is subject to the satisfaction of the following additional conditions precedent:

(a) Disbursement Request. Lender shall have received a disbursement request in form acceptable to Lender.

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(b) Maximum. The making of such advance shall not cause the outstanding principal amount of the Revolving Loan to exceed the lesser of (i) the Borrowing Base then in effect and (ii) the Revolving Commitment.

(c) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and accurate (except to the extent any representations or warranties as to the financial condition of Borrowers relate solely to an earlier specified date).

(d) No Default. No Default or Event of Default shall have occurred and be continuing.

(e) No Violation. The making of such advance shall not cause Lender to be in violation of any statute or regulation or any order or decree of any Governmental Authority.

SECTION 6.04 Conditions to Subsequent Credit Extensions – Term Loan B. The obligation of Lender to make any advance under Term Loan B is subject to the satisfaction of the following additional conditions precedent:

(a) Disbursement Request. Lender shall have received from Borrower a borrowing request and invoice(s) or other information required by Lender to confirm the advance will be used for the purposes set forth in Section 8.01(c).

(b) Maximum. The making of such advance shall not cause the total amount of all advances of Term Loan B (regardless of any payments on Term Loan B) to exceed

$7,000,000.

(c) Representations and Warranties. The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and accurate (except to the extent any representations or warranties as to the financial condition of Borrowers relate solely to an earlier specified date).

(d) No Default. No Default or Event of Default shall have occurred and be continuing.

(e) No Violation. The making of such advance shall not cause Lender to be in violation of any statute or regulation or any order or decree of any Governmental Authority.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

When Borrowers sign this Agreement, and until Lender is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

SECTION 7.01 Formation. Greystone Logistics is a corporation duly incorporated and validly existing under the laws of the State of Oklahoma. Greystone Manufacturing is a limited liability company duly formed and validly existing under the laws of the State of Oklahoma.

SECTION 7.02 Authorization. This Agreement, the other Loan Documents to which Borrowers are parties and any instrument or agreement required of Borrowers hereunder or thereunder, are within Borrowers’ organizational powers, have been duly authorized, and do not conflict with any of their organizational or governing documents.

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SECTION 7.03 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of Borrowers, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required of them hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

SECTION 7.04 Good Standing. Each Borrower is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, in each state in which it does business.

SECTION 7.05 Financial Information. All financial and other information that has been or will be supplied to Lender is sufficiently complete to give Lender accurate knowledge of each Borrower’s and any Obligor’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement(s) provided to Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of a Borrower or any Obligor.

SECTION 7.06 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any or all Borrowers that, if lost, would impair any or all Borrowers’ financial condition or ability to repay the Loans.

SECTION 7.07 Collateral. All Collateral required in this Agreement is owned by the grantor of the Lien under the applicable Security Instruments free of any title defects or any Liens or interests of others, except those that have been approved by Lender in writing.

SECTION 7.08 Other Obligations. Neither Borrower is in default on any of the following under which such Borrower’s aggregate obligations exceed $250,000: (a) any obligation for borrowed money, (b) any purchase money obligation or (c) any other lease, commitment, contract, instrument or obligation.

SECTION 7.09 Tax Matters. Neither Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to Lender.

SECTION 7.10 No Event of Default. There is no Default or Event of Default.

SECTION 7.11 Insurance. Borrowers have obtained, and maintained in effect, the insurance coverage required in Section 8.22 and Section 8.23 of this Agreement.

SECTION 7.12 Hazardous Substances. To the best of Borrowers’ knowledge, no Hazardous Substance has been disposed of or released or otherwise exists in, on, under or onto the Leased Real Property.

SECTION 7.13 ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. Each Plan established or maintained by any or all Borrowers or any Affiliates is in material compliance with the applicable provisions of ERISA, and all Borrowers and their Affiliates have filed all reports required by ERISA and the Code to be filed with respect to each Plan. Borrowers and their Affiliates have met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to the assets of Borrowers or their Affiliates. The value of each Plan’s benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan’s assets allocable to such benefits on the date hereof.

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ARTICLE VIII COVENANTS

Borrowers agree, so long as credit is available under this Agreement and until Lender is repaid in full, as follows:

SECTION 8.01 Use of Proceeds. Borrowers shall (a) use the Revolving Loan proceeds for only for general working capital purposes, (b) use the proceeds of Term Loan A only for the purposes described in Section 2.02(a), and (c) use the proceeds of Term Loan B only for (i) financing the acquisition of new equipment and (ii) an additional advance, if necessary, of an amount equal to the difference between the amount of the iGPS Advance and the amount actually required to fund the exercise of the purchase options under the iGPS Leases.

SECTION 8.02 Financial Information. To provide the following financial information and statements in form and content acceptable to Lender, and such additional information as reasonably requested by Lender from time to time. Lender reserves the right, upon written notice to Borrowers, to require Borrowers to deliver financial information and statements to Lender more frequently than otherwise provided below:

(a) Within 90 days of the fiscal year end, the annual financial statements for each Borrower, certified and dated by an authorized financial officer. These financial statements may be internally prepared.

(b) Within 60 days of the end of each fiscal quarter (including the last period in each fiscal year), quarterly financial statements of for each Borrower, certified and dated by an authorized financial officer. These financial statements may be internally-prepared, and must be accompanied by a compliance certificate for Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants that are measured at the end of such fiscal quarter and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, if so, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(c) Within 20 days after the end of each month, a Borrowing Base Certificate calculating the Borrowing Base as of the last day of such month, together with: (i) a detailed aging of each Borrower’s receivables by invoice or a summary aging by account debtor, (ii) a detailed aging of each Borrower’s accounts payable or a summary aging by account creditor, and (iii) a schedule detailing the value of inventory calculated as set forth herein, each in form and content reasonably acceptable to Lender.

(d) Within 30 days of filing, copies of federal tax returns (filed either individually or jointly) for each Borrower for the previous year.

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SECTION 8.03 Debt Service Coverage Ratio. For each fiscal quarter, Borrowers shall maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1:25:1.00, calculated as of the last date of each such quarter.

SECTION 8.04 Funded Debt to EBIDA Ratio. Borrowers shall maintain on a consolidated basis a ratio of Funded Debt to EBIDA not exceeding 3.00:1.0 tested as of the last day of each fiscal quarter ending August 31, 2022, and thereafter. The Funded Debt to EBIDA Ratio will be calculated on the last day of each fiscal quarter using the results of the twelve-month period ending on such date.

SECTION 8.05 Capital Expenditures. Except for expenditures related to the acquisition of fixed assets pursuant to Term Loan B and those expenditures for equipment additions required to meet and fulfill customer requirements or designs, Borrowers will not spend or incur obligations to acquire fixed assets for more $2,000,000.00 in any single fiscal year on a consolidated basis.

SECTION 8.06 Dividends; Distributions. Without Lender’s prior written consent, Greystone Logistics shall not declare or pay any dividends, redemptions, distributions and withdrawals (as applicable) with respect to its Equity Interests, other than distributions to holders of its preferred stock in amounts that in the aggregate do not exceed Five Hundred Thousand Dollars ($500,000.00) in any single fiscal year.

SECTION 8.07 Interest on Related Party Debt. Without Lender’s prior written consent, Borrowers, on a consolidated basis, shall not make payments of any Debt owed to their Affiliates, Rosene and/or Kruger, other than (a) the Rosene Advance, and (b) Greystone Manufacturing may pay amounts due and owing to Greystone Real Estate under the lease agreement between Greystone Manufacturing and Greystone Real Estate pertaining to the Leased Real Estate.

SECTION 8.08 Profitability. Borrowers, on a consolidated basis, will not incur a net loss before taxes and extraordinary items in any two consecutive fiscal quarters.

SECTION 8.09 Compliance with Law; Compliance Regarding Hazardous Substances. Borrowers shall comply with all current and future Laws relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”). Borrowers shall promptly, at Borrowers’ cost and expense, take all reasonable actions with respect to any Hazardous Substance or other environmental condition at, on, or under the Leased Real Property necessary to (a) comply with all applicable Environmental Laws; (b) allow continued use, occupation or operation of the Leased Real Property; and (c) maintain the fair market value of the Leased Real Property.

SECTION 8.10 Other Debts. Borrowers shall not have outstanding or incur any direct or contingent Debt (other than those to Lender), or become liable for the liabilities of others, without Lender’s prior written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

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(c) Obtaining surety bonds in the usual course of business.

(d) Existing Debt owed to First Interstate Bank (formerly Great Western Bank) in the principal amount of $1,740,476.45 as of the date of this Agreement, accruing interest at the rate of 3.7% per annum or less.

(e) To the extent they may constitute Debt, the following lease obligations: (i) De Lage Landen Financial Services, Inc., (A) two leases with fair market value purchase option: $51,062.92, Forklifts, and (B) three leases with $1.00 purchase option: $69,385.98, Forklifts; (ii) Wells Fargo Equipment Leasing, one lease with $1.00 purchase option: $22,498.40, Forklifts, and (iii) Yorktown Management & Financial Services, one lease with $10,000.00 purchase option: $42,721.80, Equipment.

(f) Additional Debt for business purposes that does not exceed a total principal amount of $500,000.00 outstanding at any one time.

SECTION 8.11 Liens. Borrowers shall not create, assume, or allow any Liens on any property of Borrowers or any Collateral, except Permitted Liens.

SECTION 8.12 Maintenance of Assets.

(a) Borrowers shall not sell, assign, lease, transfer or otherwise dispose of any part of Borrowers’ respective businesses or assets, except (i) in the ordinary course of business, (ii) if the applicable transaction is between Borrowers, or (iii) if the asset being sold, assigned, leased, transferred or otherwise disposed of is (A) obsolete, worn out or uneconomic, (B) no longer necessary for the business of the applicable Borrower, or (C) contemporaneously replaced by an asset of at least comparable value and use.

(b) Borrowers shall not sell, assign, lease, transfer or otherwise dispose of any assets (including pursuant to Section 8.12(a)) for less than fair market value, or enter into any agreement to do so.

(c) Borrowers shall not enter into any sale and leaseback agreement covering any fixed assets.

(d) Borrowers shall maintain and preserve all rights, privileges, and franchises each Borrower now has that is necessary to the conduct of their respective businesses.

(e) Borrowers shall make any repairs, renewals, or replacements to keep Borrowers’ properties in good working condition.

(f) Without otherwise limiting this Section 8.12, Borrowers shall not sell, assign, lease, transfer or otherwise convey any of their respective businesses or assets to Plastic Pallet Production, Inc., a Texas corporation.

SECTION 8.13 Change of Control. Neither Borrower shall cause, permit, or suffer any Change of Control.

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SECTION 8.14 Additional Negative Covenants. Neither Borrower shall, without Lender’s written consent:

(a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b) Acquire or purchase a business or all or substantially all of its assets.

(c) Engage in any business activities substantially different from its present businesses.

(d) Liquidate or dissolve its business.

(e) Voluntarily suspend its business for more than five (5) days in any ten (10) day of period.

SECTION 8.15 Notices to Lender. Borrowers shall promptly notify Lender in writing of:

(a) Any lawsuit over Two Hundred Thousand Dollars ($200,000) against a Borrower or any Obligor.

(b) Any Default or Event of Default under this Agreement.

(c) Any substantial dispute between any Tribunal and a Borrower or any Obligor.

(d) Any change in a Borrower’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if such Borrower has more than one place of business.

SECTION 8.16 Books and Records. Borrowers shall maintain adequate books and records and allow Lender and its agents to examine, audit and make copies of books and records at any reasonable time. If any of Borrowers’ books or records are in the possession of a third party, each Borrower authorizes that third party to permit Lender or its agents to have access to perform examinations or audits and to respond to Lender’s requests for information concerning such books and records.

SECTION 8.17 Further Assurances. Upon request by Lender, Borrowers shall perform all acts which may be necessary or advisable to perfect any Lien provided for in this Agreement or to carry out the intent of this Agreement.

SECTION 8.18 Inspections, Appraisals, Engineering Reports. Borrowers shall allow Lender and its agents to visit the Leased Real Property and the Collateral at any reasonable time for the purpose of inspecting the Collateral and conducting appraisals and/or engineering reports, and deliver to Lender any financial or other information concerning the Collateral as Lender may request. If no Default or Event of Default has occurred and is continuing, only one such inspection or appraisal per calendar year shall be at the expense of Borrower.

SECTION 8.19 ERISA Plans. Promptly during each year, Borrowers shall pay and cause any of their subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify Lender within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. Capitalized terms in this Section have the meanings defined within ERISA.

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SECTION 8.20 Use of Leased Real Property; Indemnity. Borrowers shall occupy the Leased Real Property for the conduct of their regular business. Borrowers shall not change their intended use of the Leased Real Property without Lender’s prior written approval. Borrowers shall jointly and severally indemnify, defend with counsel acceptable to Lender, and hold Lender harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Lender’s counsel) arising out of or resulting from the lease, operation, or use of the Leased Real Property, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. Borrowers’ obligations to Lender under this Section shall survive termination of this Agreement and repayment of the Obligations, and shall also survive as unsecured obligations after any acquisition by Lender of the Leased Real Property or any part of it by foreclosure or any other means.

SECTION 8.21 Lender as Principal Depository. Each of the Borrowers shall maintain Lender or one of its Affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. Borrowers shall be allowed to maintain bank accounts at other banks as required by its business operations not located near one of Lender’s business locations.

SECTION 8.22 Insurance. Borrowers shall cause all of the Collateral to be insured against loss or damage by fire or other risks usually insured against by owners or users of similar properties in similar businesses under an all-risk property policy on a replacement cost basis, as applicable, together with liability and other insurance covering such other hazards as Lender may from time to time request, and in amounts and in accordance with industry standards and from insurance companies and with deductibles or retentions satisfactory to Lender. Borrowers shall deliver certificates of insurance to Lender before closing of the Loans and before making any payment after each subsequent renewal of such insurance and when Lender so requests, and whether or not so delivered such policies and all proceeds thereof shall be security for all the Obligations. All such insurance policies shall contain coverages and endorsements in form satisfactory to Lender. All property insurance policies shall show Lender as a loss payee and additional insured as its interest may appear. All liability insurance policies shall show Lender and its employees, officers, directors and agents, as additional insureds, and shall provide that such insurance is primary with respect to such additional insureds, and any other insurance maintained by such additional insureds is excess of and not contributory with insurance maintained by or on behalf of Borrowers. All such insurance shall contain a cancellation provision stating that the insurance policy shall only be cancelable with thirty (30) days’ prior written notice to Lender, except for ten (10) days’ notice for non-payment of premium. All insurance proceeds received by Lender shall be retained by Lender at its option after full consultation with Borrowers for application to the payment of such portion of the Obligations as Lender may determine in its sole discretion or shall be applied to repair any such insurable loss or damage. Borrowers shall promptly notify Lender of any material event or occurrence causing a loss or decline in value of property insured or the existence of an event justifying a claim under any insurance and, in both situations, the estimated amount thereof.

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SECTION 8.23 Policies or Certificates of Insurance. Borrowers shall promptly deliver to Lender valid certificates of such insurance which are required hereunder to be obtained and maintained by Borrowers. Such valid policies and certificates shall show that (i) such insurance is in full force and effect in accordance with the provisions of this Agreement, (ii) such insurance is non- cancelable without at least thirty (30) days’ prior written notice to Lender sent by United States registered or certified mail, return receipt requested, except for ten (10) days’ notice for non-payment of premiums, (iii) written notice of any non-renewal of such policies shall be sent to Lender in the same manner as notice requirements for insurer provided the notice is at least thirty (30) days before the non-renewal date, and (iv) such insurance fully complies with the requirements of Section 8.22 and this Section 8.23, including the additional insured and waiver of subrogation requirements. Borrowers shall obtain before the expiration date of each policy maintained pursuant to Section 8.22 and this Section 8.23, a renewal or replacement thereof and deliver to Lender a valid policy and certificate of such renewal or replacement policy on or before the expiration date. If Borrowers fail to procure and maintain the insurance required under Section 8.22 and this Section 8.23, Lender shall have the right, but not be obligated, to procure such insurance on behalf of and at the cost of Borrowers. If any of the insurance required under Section 8.22 and this Section 8.23 is on a claims made basis, such insurance shall have a retroactive date the same as or before the date of this Agreement and shall remain in effect for at least two (2) years following the termination of this Agreement.

SECTION 8.24 Amendments to Real Property Leases. On or before the date thirty (30) days after the date of this Agreement, Borrowers shall deliver to Lender fully-executed amendments of the Real Property Leases (or new leases that replace the Real Property Leases) in form reasonably acceptable to Lender that, among other things, extend the term thereof beyond the maturity dates of Term Loan A and Term Loan B.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.01 Events of Default. Each of the following constitutes an “Event of Default” under this Agreement:

(a) Notes. Any “Event of Default” occurs under the terms of any of the Notes or the Security Agreement.

(b) Other Agreements. Any default occurs under any other agreement Borrowers have with Lender or any Affiliate of Lender after any applicable cure period.

(c) Cross-default. Any default occurs under any agreement in connection with any credit Borrowers have obtained from anyone else or that any or all Borrowers have guaranteed, and such default continues unremedied for a period of thirty (30) days after the earlier of a Borrower’s knowledge of such default, the date on which a Borrower should have had knowledge of such default, or the date notice thereof is given by Lender to a Borrower.

(d) Lien Priority. Lender fails to have a valid and enforceable perfected Lien on the Collateral (unless such failure is due to neglect on Lender’s part), or such Lien fails to be before the rights and interest of others (except for any Permitted Liens), and such failure continues for period of thirty (30) days.

(e) Judgments. Any judgments or arbitration awards are entered against a Borrower or any Obligor, or a Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $100,000 or more in excess of any insurance coverage and such judgment or arbitration award is not paid or stayed on appeal within 60 days thereafter.

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(f) Death. If any Obligor is a natural person, (i) such Obligor dies or becomes legally incompetent, and (ii) no new guarantor or additional security satisfactory to Lender is provided within 90 days of such death or incompetency.

(g) Material Adverse Change. A material adverse change occurs in (i) the business, assets, operations or condition, financial or otherwise, of a Borrower or any Obligor, (ii) the ability of a Borrower or any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party, (iii) the Collateral, or Lender’s Liens on the Collateral or the priority of such Liens, or (iv) the rights available to Lender under the Loan Documents, and such material adverse changes is not remedied within thirty (30) days.

(h) Government Action. Any Tribunal takes action that Lender reasonably believes materially adversely affects the financial condition or ability to repay or a Borrower or any Obligor.

(i) Default under Loan Documents. Any default occurs under any of the other Loan Documents and is not remedied within any applicable cure period or a Borrower asserts that any such Loan Document is no longer in effect, or any Guarantor purports to revoke or disavow his Guaranty.

(j) Bankruptcy. Any Borrower or any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any Borrower or any Obligor and not dismissed within 30 days thereafter, or any Borrower or any Obligor makes a general assignment for the benefit of creditors.

(k) Enumerated Breaches. Any default or failure to perform by Borrowers of any covenant, condition or agreement contained in Section 8.01, Section 8.03, Section 8.04,Section 8.05, Section 8.06, Section 8.07, Section 8.08, Section 8.13, Section 8.14, Section 8.15, Section 8.19, Section 8.22 or Section 8.23.

(l) Other Breach Under Agreement. A breach or default occurs under any other term or condition of this Agreement not specifically referred to in this Article, and such breach or default continues unremedied for a period of thirty (30) days after the earlier of a Borrower’s knowledge of such breach or default, the date on which a Borrower should have had knowledge of such breach, or the date notice thereof is given by Lender to a Borrower.

SECTION 9.02 Remedies. Upon the occurrence of an Event of Default, Lender may do one or more of the following without prior notice: declare Borrowers in default, stop making any additional credit available to Borrowers, and require Borrowers to repay the Obligations immediately. If a Default or an Event of Default has occurred and is continuing, Lender has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, Lender shall have all rights, powers and remedies available under any of the Loan Documents or any of the instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” above, with respect to a Borrower, then all Obligations will automatically be due immediately.

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ARTICLE X

ENFORCING THIS AGREEMENT; MISCELLANEOUS

SECTION 10.01 Financial Information. Except as otherwise stated in this Agreement, all financial information provided to Lender and all financial covenants will be made in accordance with GAAP.

SECTION 10.02 Governing Law. This Agreement shall be governed by Oklahoma law, without regard to any conflict-of-law principles that would apply the law of any other jurisdiction.

SECTION 10.03 Successors and Assigns. This Agreement is binding on Borrowers’ respective successors and assignees and will inure to the benefit of Lender’s successors and assigns. Each Borrower agrees that it may not assign this Agreement without Lender’s prior consent.

SECTION 10.04 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. Lender retains all rights. If Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

SECTION 10.05 Attorneys’ Fees. Borrowers shall reimburse Lender for any reasonable costs and attorneys’ fees incurred by Lender in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. If any case is commenced by or against a Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, Lender is entitled to recover costs and reasonable attorneys’ fees incurred by Lender related to the preservation, protection, or enforcement of any rights of Lender in such a case.

SECTION 10.06 Set-Off.

(a) In addition to any rights and remedies of Lender provided by Law, upon the occurrence and during the continuance of any Event of Default under this Agreement, Lender is authorized, at any time, to set off and apply any and all Deposits of Borrowers or any Obligor held by Lender against any and all Obligations owing to Lender. The set-off may be made irrespective of whether or not Lender shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b) The set-off may be made without prior notice to Borrowers or any other party, any such notice being waived by Borrowers (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by Law. Lender agrees promptly to notify Borrowers after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application.

(c) For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by a Borrower or any Obligor that comes into the possession or custody or under the control of Lender.

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SECTION 10.07 One Agreement. This Agreement and any related mortgage, security or other agreements required by this Agreement, collectively (a) represent the sum of the understandings and agreements among Lender and Borrowers concerning this credit, (b) replace any prior oral or written agreements among Lender and Borrowers concerning this credit; and (c) are intended by Lender and Borrowers as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

SECTION 10.08 Indemnification and Release.

(a) Borrowers shall jointly and severally indemnify and hold Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by Lender to Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent any such loss, liability, etc. is the result of Lender’s own gross negligence, willful misconduct or bad faith. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of Borrowers’ obligations to Lender. All sums due to Lender hereunder shall be joint and several obligations of Borrowers, due and payable immediately without demand.

(b) Each of the Borrowers, for itself and its respective predecessors, successors, assigns, agents, employees, representatives, officers, directors, managers, members, shareholders, beneficiaries, trustees, administrators, subsidiaries, Affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), releases and forever discharges Lender and its successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, now held, owned or possessed by any or all of the Releasing Parties or that any or all of the Releasing Parties hold or claim to hold in the future as a result of any actions or inactions occurring on or before the date of this Agreement, under common law or statutory right, arising directly or indirectly out of out of the Loans, any of the Loan Documents, or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby. Each Borrower understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or that are filed or prosecuted in the future by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is not an admission of liability.

SECTION 10.09 Notices. Unless otherwise provided in this Agreement or in another agreement between Lender and Borrowers, all notices required under this Agreement shall be in writing. Notice sent by mail must be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as Lender and Borrowers may specify from time to time in writing. Notices sent by electronic mail should be sent to the e-mail address designated by the receiving party in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered, or (iii) if sent by electronic mail with confirmation of transmission by the transmitting software or equipment with a subject line or heading that says “IMPORTANT NOTICE RELATING TO GREYSTONE LOGISTICS LOAN AGREEMENT” (or a similar heading).

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SECTION 10.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

SECTION 10.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

SECTION 10.12 Borrower Information; Reporting to Credit Bureaus. Each Borrower authorizes Lender at any time to verify or check any information given by such Borrower to Lender, check such Borrower’s credit references, verify employment, and obtain credit reports. Borrowers agree that Lender shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to Borrowers and/or all guarantors as is consistent with Lender’s policies and practices from time to time in effect.

SECTION 10.13 Supplements Security Agreement Instruments. The provisions of this Agreement are not intended to supersede the provisions of the Security Instruments but shall be construed as supplemental thereto. During the continuance of this Agreement, if there is inconsistency between this Agreement and any Security Instrument, this Agreement shall be controlling.

SECTION 10.14 USA PATRIOT Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal Law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrowers: When a Borrower opens an account, Lender will ask for that Borrower’s name, residential address, tax identification number, and other information that will allow Lender to identify Borrower, including Borrower’s date of birth if Borrower is an individual. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents. Lender will verify and record the information Lender obtain from Borrower pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

SECTION 10.15 Not a Reportable Transaction. The parties signatory hereto acknowledge and stipulate and Borrowers represent to Lender that the transactions contemplated by this Agreement do not constitute a “Reportable Event” as that term is described and defined in regulations of the Treasury Department of the United States.

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SECTION 10.16 Waiver. Lender waives any Default or Event of Default that may have arisen or that may exist on account of the Debt described in Section 8.10(d) and the Liens that currently secure such Debt. This waiver (i) is a “partial” waiver applicable only to the facts and circumstances described above, (ii) except as expressly set forth herein, shall not be deemed to be a waiver of, amendment to, consent to or modification of any other term or provision of this Agreement or any of the other Loan Documents, (iii) shall not be deemed a waiver of, amendment to, or consent to or modification of any other event, condition, or transaction on the part of or relating to either Borrower or any other Person, or except as expressly set forth above in this Section 10.16, to any provision of the Original Agreement or any of the “Loan Documents” described therein.

SECTION 10.17 Dispute Resolution. LENDER AND BORROWERS AGREE TO ARBITRATION AS FOLLOWS (hereinafter referred to as the “Arbitration Provisions”):

(a) SPECIAL PROVISIONS AND DEFINITIONS APPLICABLE TO BOTH CONSUMER DISPUTES AND BUSINESS DISPUTES:

(i) Informal Resolution of Customer Concerns. Most customer concerns can be resolved quickly and to the customer’s satisfaction by contacting Borrowers’ account officer, branch manager or by calling the Customer Service Department in the appropriate region. The region and numbers are:

1.	Laredo	956-722-7611
2.	Austin	512-397-4506
3.	Brownsville	956-547-1000
4.	Commerce Bank	956-724-1616
5.	Corpus Christi	361-888-4000
6.	Eagle Pass	830-773-2313
7.	Houston	713-526-1211
8.	McAllen	956-686-0263
9.	Oklahoma	405-841-2100
10.	Port Lavaca	361-552-9771
11.	San Antonio	210-518-2500
12.	Zapata	956-765-8361

In the unlikely event that the applicable account officer, branch manager or the customer service department is unable to resolve a complaint to Borrowers’ satisfaction or if Lender has not been able to resolve a dispute it has with Borrowers after attempting to do so informally, Borrowers and Lender agree to resolve those disputes through binding arbitration or small claims court instead of in courts of general jurisdiction.

(ii) Sending Notice of Dispute. If either Borrowers or Lender intends to seek arbitration, then Borrowers or Lender must first send to the other by certified mail, return receipt requested, a written Notice of Dispute. The Notice of Dispute to Lender should be addressed to: Dennis E. Nixon, President, at International Bancshares Corporation, P.O. Drawer 1359, Laredo, Texas 78042-1359 or if by email, ibcchairman@ibc.com (special email address to be provided by IBC). The Notice of Dispute must (A) describe the nature and basis of the claim or dispute; and (B) explain specifically what relief is sought. Borrowers may download a copy of the Notice of Dispute at www.ibc.com or may obtain a copy from its account officer or branch manager.

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(iii) If the Dispute is not Informally Resolved. If Borrowers and Lender do not reach an agreement to resolve the claim or dispute within thirty (30) days after the Notice of Dispute is received, Borrowers or Lender may commence a binding arbitration proceeding. During the binding arbitration proceeding, any settlement offers made by Borrowers or Lender shall not be disclosed to the Arbitrator.

(iv) “DISPUTE(S)”. As used herein, the word “Dispute(s)” includes any and all controversies or claims between the parties of whatever type or manner, including without limitation, any and all claims arising out of or relating to this Agreement or the other Loan Documents, compliance with applicable laws and/or regulations, any and all services or products provided by Lender, any and all past, present and/or future loans, lines of credit, letters of credit, credit facilities or other form of indebtedness and/or agreements involving the parties, any and all transactions between or involving the parties, and/or any and all aspects of any past or present relationship of the parties, whether banking or otherwise, specifically including but not limited to any claim founded in contract, tort, fraud, fraudulent inducement, misrepresentation or otherwise, whether based on statute, regulation, common law or equity.

(v) “CONSUMER DISPUTE” and “BUSINESS DISPUTE”. As used herein, “Consumer Dispute” means a Dispute relating to an account (including a deposit account), agreement, extension of credit, loan, service or product provided by Lender that is primarily for personal, family or household purposes. “Business Dispute” means any Dispute that is not a Consumer Dispute.

(vi) “PARTIES” or “PARTY”. As used in these Arbitration Provisions, the term “parties” or “party” means Lender and each Borrower, and each and all persons and entities signing this Loan Agreement, any other Loan Documents, or any other agreements between or among any of the parties as part of this transaction. “Parties” or “party” shall be broadly construed and include individuals, beneficiaries, partners, limited partners, limited liability members, shareholders, subsidiaries, parent companies, affiliates, officers, directors, employees, heirs, agents and/or representatives of any party to such documents, any other person or entity claiming by or through one of the foregoing and/or any person or beneficiary who receives products or services from Lender and shall include any other owner and holder of the Notes. Throughout these Arbitration Provisions, the term “Arbitrator” refers to the individual arbitrator or panel of arbitrators, as the case may be, before which the Dispute is arbitrated.

(vii) BINDING ARBITRATION. The parties agree that any Dispute between the parties shall be resolved by mandatory binding arbitration pursuant to these Arbitration Provisions at the election of either party. BY AGREEING TO RESOLVE A DISPUTE IN ARBITRATION, THE PARTIES ARE WAIVING THEIR RIGHT TO A JURY TRIAL OR TO LITIGATE IN COURT (except for matters that may be taken to small claims court for a Consumer Dispute as provided below).

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(viii) CLASS ACTION WAIVER. The parties agree that (A) no arbitration proceeding hereunder whether a Consumer Dispute or a Business Dispute shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or persons similarly situated, and (B) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding. THE PARTIES AGREE TO ARBITRATE A CONSUMER DISPUTE OR A BUSINESS DISPUTE ON AN INDIVIDUAL BASIS AND EACH WAIVES THE RIGHT TO PARTICIPATE IN A CLASS ACTION.

(ix) FEDERAL ARBITRATION ACT AND OKLAHOMA LAW. The parties acknowledge that this Loan Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern (A) the interpretation and enforcement of these Arbitration Provisions, and (B) all arbitration proceedings that take place pursuant to these Arbitration Provisions. THE PARTIES AGREE THAT OKLAHOMA SUBSTANTIVE LAW WILL APPLY IN ANY BINDING ARBITRATION PROCEEDING OR SMALL CLAIMS COURT ACTION REGARDLESS OF WHO INITIATES THE PROCEEDING, WHERE BORROWER RESIDES OR WHERE THE DISPUTE AROSE, UNLESS EXPRESSLY PROHIBITED BY LAW.

(b)	PROVISIONS APPLICABLE ONLY TO A CONSUMER DISPUTE:

(i) Any and all Consumer Disputes shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules and the Supplemental Procedures for Resolution of Consumer - Disputes and Consumer Due Process Protocol (which are incorporated herein for all purposes). It is intended by the parties that these Arbitration Provisions meet and include all fairness standards and principles of the American Arbitration Association’s Consumer Due Process Protocol and due process in predispute arbitration. If a Consumer Dispute is for a claim of actual damages above $250,000 it shall be administered by the AAA before three neutral arbitrators at the request of any party.

(ii) Instead of proceeding in arbitration, any party hereto may pursue its claim in local small claims court, if the Consumer Dispute meets the small claims court’s jurisdictional limits. If the small claims court option is chosen, the party pursuing the claim must contact the small claims court directly. The parties agree that the class action waiver provision also applies to any Consumer Dispute brought in small claims court.

(iii) For any claim for actual damages that does not exceed $2,500, Lender will pay all arbitration fees and costs provided Borrowers submitted a Notice of Dispute with regard to the Consumer Dispute prior to initiation of arbitration. For any claim for actual damages that does not exceed $5,000, Lender also agrees to pay Borrowers’ reasonable attorney’s fees and reasonable expenses Borrowers’ attorney charges Borrowers in connection with the arbitration (even if the Arbitrator does not award those to Borrowers) plus an additional $2,500 if Borrowers obtain a favorable arbitration award for its actual damages which is greater than any written settlement offer for its actual damages made by Lender to Borrowers prior to the selection of the Arbitrator.

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(iv) Under the AAA’s Supplemental Procedures for Consumer Disputes, if Borrowers’ claim for actual damages does not exceed $10,000, Borrowers shall only be responsible for paying up to a maximum of $125 in arbitration fees and costs. If Borrowers’ claim for actual damages exceeds $10,000 but does not exceed $75,000, Borrowers shall only be responsible for paying up to a maximum of $375 in arbitration fees and costs. For any claim for actual damages that does not exceed $75,000, Lender will pay all other arbitrator’s fees and costs imposed by the administrator of the arbitration. With regard to a Consumer Dispute for a claim of actual damages that exceeds $75,000, or if the claim is a non-monetary claim, Lender agrees to pay all arbitration fees and costs Borrowers would otherwise be responsible for that exceed $1,000. The fees and costs stated above are subject to any amendments to the fee and cost schedules of the AAA. The fee and cost schedule in effect at the time Borrowers submit their claim shall apply. The AAA rules also permit Borrowers to request a waiver or deferral of the administrative fees and costs of arbitration if paying them would cause Borrowers financial hardship.

(v) Although under some laws, Lender may have a right to an award of attorney’s fees and expenses if it prevails in arbitration, Lender agrees that it will not seek such an award in a binding arbitration proceeding with regard to a Consumer Dispute for a claim of actual damages that does not exceed $75,000.

(vi) To request information on how to submit an arbitration claim, or to request a copy of the AAA rules or fee schedule, Borrowers may contact the AAA at 1-800-778-7879 (toll free) or at www.adr.org.

(c)	PROVISIONS APPLICABLE ONLY TO A BUSINESS DISPUTE:

(i) Any and all Business Disputes between the parties shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA in effect at the time of filing, as modified by, and subject to, these Arbitration Provisions. A Business Dispute for a claim of actual damages that exceeds $250,000 shall be administered by AAA before at least three (3) neutral arbitrators at the request of any party. In the event the aggregate of all affirmative claims asserted exceeds $500,000, exclusive of interest and attorney’s fees, or upon the written request of any party, the arbitration shall be conducted under the AAA Procedures for Large, Complex Commercial Disputes. If the payment of arbitration fees and costs will cause Borrowers extreme financial hardship Borrowers may request that AAA defer or reduce the administrative fees or request Lender to cover some of the arbitration fees and costs that would be Borrowers’ responsibility.

(ii) The parties shall have the right to (A) invoke self-help remedies (such as setoff, notification of account debtors, seizure and/or foreclosure of collateral, and non-judicial sale of personal property and real property collateral) before, during or after any arbitration, and/or (B) request ancillary or provisional judicial remedies (such as garnishment, attachment, specific performance, receiver, injunction or restraining order, and sequestration) before or after the commencement of any arbitration proceeding (individually, and not on behalf of a class). The parties need not await the outcome of the arbitration proceeding before using self-help remedies. Use of self- help or ancillary and/or provisional judicial remedies shall not operate as a waiver of either party’s right to compel arbitration. Any ancillary or provisional judicial remedy which would be available from a court at law shall be available from the Arbitrator. The parties agree that the AAA Optional Rules for Emergency Measures of Protection shall apply in an arbitration proceeding where emergency interim relief is requested.

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(iii) Except to the extent the recovery of any type or types of damages or penalties may not by waived under applicable law, the Arbitrator shall not have the authority to award either party (A) punitive, exemplary, special or indirect damages,

(B) statutory multiple damages, or (C) penalties, statutory or otherwise.

(iv) The Arbitrator may award attorney’s fees and costs including the fees, costs and expenses of arbitration and of the Arbitrator as the Arbitrator deems appropriate to the prevailing party. The Arbitrator shall retain jurisdiction over questions of attorney’s fees for fourteen (14) days after entry of the decision.

(d) GENERAL PROVISIONS APPLICABLE TO BOTH CONSUMER DISPUTES AND BUSINESS DISPUTES:

(i) The Arbitrator is bound by the terms of these Arbitration Provisions. The Arbitrator shall have exclusive authority to resolve any Disputes relating to the scope or enforceability of these Arbitration Provisions, including (A) all arbitrability questions, and (B) any claim that all or a part of these Arbitration Provisions are void or voidable (including any claims that they are unconscionable in whole or in part).

(ii) These Arbitration Provisions shall survive any termination, amendment, or expiration of this Loan Agreement, the Note, or any other Loan Document, unless all of the parties otherwise expressly agree in writing.

(iii) If a party initiates legal proceedings, the failure of the initiating party to request arbitration pursuant to these Arbitration Provisions within 180 days after the filing of the lawsuit shall be deemed a waiver of the initiating party’s right to compel arbitration with respect to the claims asserted in the litigation. The failure of the defending party in such litigation to request arbitration pursuant to these Arbitration Provisions within 180 days after the defending party’s receipt of service of judicial process, shall be deemed a waiver of the right of the defending party to compel arbitration with respect to the claims asserted in the litigation. If a counterclaim, cross- claim or third party action is filed and properly served on a party in connection with such litigation, the failure of such party to request arbitration pursuant to these Arbitration Provisions within ninety (90) days after such party’s receipt of service of the counterclaim, cross-claim or third party claim shall be deemed a waiver of such party’s right to compel arbitration with respect to the claims asserted therein. The issue of waiver pursuant to these Arbitration Provisions is an arbitrable dispute. Active participation in any pending litigation described above by a party shall not in any event be deemed a waiver of such party’s right to compel arbitration. All discovery obtained in the pending litigation may be used in any subsequent arbitration proceeding.

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(iv) Any party seeking to arbitrate shall serve a written notice of intent to any and all opposing parties after a Dispute has arisen. The parties agree a timely written notice of intent to arbitrate by either party pursuant to these Arbitration Provisions shall stay and/or abate any and all action in a trial court, save and except a hearing on a motion to compel arbitration and/or the entry of an order compelling arbitration and staying and/or abating the litigation pending the filing of the final award of the Arbitrator.

(v) Any Arbitrator selected shall be knowledgeable in the subject matter of the Dispute and be licensed to practice law.

(vi) For a one (1) member arbitration panel, the parties are limited to an equal number of strikes in selecting the arbitrator from the AAA neutral list, such that at least one arbitrator remains after the parties exercise all of their respective strikes. For a three (3) member arbitration panel, the parties are limited to an equal number of strikes in selecting the arbitrators from the AAA neutral list, such that at least three arbitrators remain after the parties exercise all of their respective strikes. After exercising all of their allotted respective strikes, the parties shall rank those potential arbitrators remaining numerically in order of preference (with “1” designating the most preferred). The AAA shall review the parties’ rankings and assign a score to each potential arbitrator by adding together the ranking given to such potential arbitrator by each party. The arbitrator(s) with the lowest score total(s) will be selected. In the event of a tie or ties for lowest score total and if the selection of both or all of such potential arbitrators is not possible due to the required panel size, the AAA shall select the arbitrator(s) it believes to be best qualified.

(vii) The parties and the Arbitrator shall treat all aspects of the arbitration proceedings, including, without limitation, any documents exchanged, testimony and other evidence, briefs and the award, as strictly confidential; provided, however, that a written award or order from the Arbitrator may be filed with any court having jurisdiction to confirm and/or enforce such award or order.

(viii) Any statute of limitation which would otherwise be applicable shall apply to any claim asserted in any arbitration proceeding under these Arbitration Provisions, and the commencement of any arbitration proceeding tolls such statute of limitations.

(ix) If the AAA is unable for any reason to provide arbitration services, then the parties agree to select another arbitration service provider that has the ability to arbitrate the Dispute pursuant to and consistent with these Arbitration Provisions. If the parties are unable to agree on another arbitration service provider, any party may petition a court of competent jurisdiction to appoint an Arbitrator to administer the arbitration proceeding pursuant to and consistent with these Arbitration Provisions.

(x) The award of the Arbitrator shall be final and Judgment upon any such award may be entered in any court of competent jurisdiction. The arbitration award shall be in the form of a written reasoned decision and shall be based on and consistent with applicable law.

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(xi) Unless the parties mutually agree to hold the binding arbitration proceeding elsewhere, venue of any arbitration proceeding under these Arbitration Provisions shall be in Tulsa County, Oklahoma.

(xii) If any of these Arbitration Provisions are held to be invalid or unenforceable, the remaining provisions shall be enforced without regard to the invalid or unenforceable term or provision.

SECTION 10.18 SUBMISSION TO JURISDICTION. IF ANY JUDICIAL PROCEEDING IS BROUGHT BY LENDER UNDER THE TERMS OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OR ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH BELOW AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWERS IN ANY OTHER JURISDICTION.

SECTION 10.19 WAIVER OF JURY TRIAL. IF A DISPUTE BETWEEN ANY BORROWER OR BORROWERS AND LENDER PROCEEDS IN COURT RATHER THAN THROUGH MANDATORY BINDING ARBITRATION, THEN THE BORROWERS AND LENDER BOTH WAIVE THE RIGHT TO A JURY TRIAL, AND SUCH DISPUTE WILL BE TRIED BEFORE A JUDGE ONLY.

SECTION 10.20 Maximum Rate of Interest. In no event shall the amount or rate of interest due and payable under this Agreement exceed the maximum amount or rate of interest allowed by applicable Law, and, in the event any such excess payment is made by Borrowers or received by Lender, such excess sum shall be credited as a payment of principal or be refunded to Borrowers, at the option of Lender. It is the express intent hereof that Borrowers not pay and Lender not receive, directly or indirectly, interest in excess of that which may be paid under applicable Law.

[SIGNATURE PAGES ATTACHED]

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IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement the date first above written.

“BORROWERS”

GREYSTONE LOGISTICS, INC., an
Oklahoma corporation

By:	/s/ Warren F. Kruger
Warren F. Kruger, President/CEO

GREYSTONE MANUFACTURING, L.L.C.,
an Oklahoma limited liability company

By:	/s/ Warren F. Kruger
Warren F. Kruger, Manager

Address for Notice Purposes:
Greystone Logistics, Inc. Attn: Warren F. Kruger 1613 East 15th
Tulsa, OK 74120
Email: wfk@gstmfg.com

SIGNATURE PAGE

AMENDED AND RESTATED LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement the date first above written.

“LENDER”

INTERNATIONAL BANK OF COMMERCE,
an Oklahoma banking corporation

By:	/s/ Kenneth Skillman
Kenneth Skillman, President - Tulsa

Address for notices:

International Bank of Commerce 2250 East 73rd Street
Tulsa, Oklahoma 74136 Attention: Kenneth Skillman
Email: KennethSkillman@ibc.com

SIGNATURE PAGE

AMENDED AND RESTATED LOAN AGREEMENT